1 STRENGTH IN VALUES Principles of Business Conduct

STRENGTH IN VALUES

Safety Safety first—for ourselves, our coworkers and our communities. n We promote safety, and health and wellness at our operations and in the communities where we live and work. n No job is so important and no schedule so urgent that time cannot be taken to plan and perform work in a safe manner. n Safe production requires that: - We report to work fit for duty, take responsibility for our own safety and look out for the safety of others. - We follow safety standards and controls, and identify and eliminate potential hazards. - We have the authority and responsibility to stop work if it is not being performed safely. - We promptly report safety incidents. Respect We treat each other and our stakeholders with respect. n We are courteous to each other and those with whom we engage. n We value the diversity, ideas, perspectives and experiences of our employees and our stakeholders. n We make decisions without favoritism or negative bias. n We embrace a culture that supports the free flow of information and sharing of ideas. Integrity We are honest, transparent and responsible. n We are truthful and sincere. n We communicate openly and accurately, inside and outside the Company. n We do what we say we will do. n We take responsibility for our words, actions and decisions. Excellence We pursue excellence in our work. n We take pride in our work and always do our best. n We promote change, explore new options and challenge accepted practices. n We collaborate to create and implement innovative ideas and to develop solutions to issues and concerns. n We work with purpose to deliver high-quality results. Commitment We are committed to contributing to the long-term sustainability of the environment and communities where we work. n We are accountable for our environmental and social performance. n We strive to mitigate potential adverse environmental and social impacts throughout each project’s life cycle. n We engage in opportunities to maximize the benefits our operations deliver. n We partner with our stakeholders to build local capacity and self-sufficiency beyond the presence of our operations. OUR VALUES: WHO WE ARE AND HOW WE WORK – EVERY ONE, EVERYWHERE, EVERY DAY.

LEADERSHIP MESSAGE ...............5 OUR RESPONSIBILITIES ...............6 Leading by Example ........................6 Suppliers ..........................................7 Making Ethical Decisions .................7 STRENGTH IN VALUES: OUR PEOPLE .................................8 Promoting a Safe and Healthy Workplace ..........................8 Valuing Diversity and Inclusion ......10 Promoting a Respectful Workplace ......................................12 Ensuring a Drug- and Alcohol-Free Workplace ................13 Protecting Employee Privacy and Information .............................15 STRENGTH IN VALUES: OUR COMPANY ...........................16 Avoiding Conflicts of Interest ........16 Outside Employment and Activities ....................................18 Personal/Significant Financial Interests .....................18 Relationships with Family and Friends ...............................19 Gifts, Meals, Travel and Entertainment ............................20 Detecting Fraud .............................22 Creating and Maintaining Accurate Books and Records........22 Managing Our Records Appropriately ..................................23 Protecting Our Confidential Information and Intellectual Property .........................................24 Protecting Company Assets ..........26 STRENGTH IN VALUES: OUR MARKET ..............................28 Promoting Fair Competition ..........28 Responding to Inquiries from Investors, Analysts and the Media .......................................30 Avoiding Insider Trading ................32 Adhering to International Trade Regulations ..........................33 STRENGTH IN VALUES: OUR STAKEHOLDERS ................34 Contributing to Our Communities ................................ 34 Respecting Human Rights ............36 Protecting the Environment ...........37 Fighting Bribery and Corruption .......................................38 Participating in Political Activities .......................................40 HOW WE UPHOLD THE PBC .....................................41 Investigations ................................41 Cooperating with an Investigation Process ....................41 Disciplinary Actions .......................41 Waivers ..........................................41 THE IMPORTANCE OF SPEAKING UP .............................42 Reporting Possible Violations and Getting Help ...........42 No Tolerance for Retaliation ..........42 FCX Compliance Line ...................42 Resources ....................................43 TABLE OF CONTENTS 4

Freeport-McMoRan | Principles of Business Conduct 5 LEADERSHIP MESSAGE Dear Employee, Safety, Respect, Integrity, Excellence and Commitment. These are not just words at Freeport-McMoRan. They are the core values on which this Company has built its reputation. These values are what make us strong. Titled Strength in Values, our Principles of Business Conduct represents Freeport-McMoRan’s culture and commitment to doing what is right. Designed to help guide all of us—from top-level management to entry-level employees— the PBC is how we do business. It is essential you read, understand and follow our PBC. It covers a variety of business situations—from promoting a safe workplace to complying with laws and avoiding conflicts of interest to developing positive relationships with our local communities. Using the PBC will help you apply these core values to your daily business decisions and actions. If you are not sure about something, ask. Never hesitate to seek help if you are uncertain about a legal, compliance or ethical issue. By living our values each day, we ensure the Company maintains its reputation and continues to prosper. You—our employees—are the core of this Company and what makes it successful. I am proud of the great efforts you put in daily and your dedication to our success. Understanding and embracing the PBC and our values demonstrates your commitment to the Company’s future, and the future of our families and communities. On behalf of the Board of Directors and our leaders around the world, thank you for all you do. Sincerely, Richard C. Adkerson Vice Chairman, President and Chief Executive Officer

At FCX, we lead by example and uphold the PBC and our values.

OUR RESPONSIBILITIES

As employees, we are responsible—individually and collectively—for how FCX conducts business. Following the PBC gives us the strength to do what's right.

We do our part when we:

- Act with honesty and integrity
- Follow the law and FCX policies and procedures
- Treat each other with respect
- Use common sense and sound judgment
- Seek guidance when unsure about the right thing to do
- Speak up when we see a problem
- Cooperate with investigations
- Complete all assigned training

FCX will train all employees in the PBC. All new employees will receive training as part of the new-hire process, and additional training in the PBC will be provided periodically. Select employees, including certain managers, supervisors and other Company leaders, are required to certify their understanding of, and compliance with, the PBC and values on an annual basis.

Leading by Example

Each of us has the opportunity to be a leader—at work, at home and in our community. At FCX, we lead by example and uphold the PBC and our values. We also help to ensure that those who report to us and those we work with understand our PBC, values and applicable policies, procedures and laws.

Leaders set the right tone by:

- Demonstrating the highest ethical standards and quality in our work and expecting the same from every team member
- Being proactive and taking steps to prevent problems before they happen
- Encouraging employees to speak up when something is wrong
- Ensuring all employees complete any necessary or assigned training
- Being visibly engaged and proactive in supporting ethics and compliance matters

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Freeport-McMoRan | Principles of Business Conduct

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct 7 Suppliers FCX believes in doing business only with suppliers of goods or services, including contractors, consultants, vendors, their subcontractors and any other contracted third parties (collectively Suppliers) who share our values and demonstrate a high level of ethical and legal conduct. We seek to establish mutually beneficial, long-term relationships with business partners who demonstrate their commitment to our Supplier Code of Conduct (Supplier Code) and ensure their employees working at Company operations or on FCX’s behalf understand and follow the Supplier Code. We expect our Suppliers to abide by the laws of the countries in which they operate and behave according to the Supplier Code. All suspected violations of the Supplier Code should be reported immediately through the resources outlined in the PBC. The Supplier Code is in addition to, and does not reduce or supersede, any contractual obligations. WHAT WE DO: We require Suppliers to: n Provide their employees with a healthy and safe workplace n Operate in compliance with all local laws and regulations n Uphold and follow the Supplier Code WHAT WE DON’T DO: n Permit Suppliers to use child labor or forced labor n Allow any kind of bribe, kickback or other form of personal payoff tied to our business arrangements For additional Supplier information, please see the Supplier Code. Making ethical decisions requires a commitment to do the right thing regardless of the cost, to act consistently and apply the PBC and our values each day, and to consider any potential consequences. The questions below will help you think through a difficult decision so that you can make smart and ethical business decisions. If you answer “no” or “I don’t know” to any of the questions, talk to your supervisor. Is it legal? Is it consistent with our PBC, values, policies or procedures? Can I rationally and honestly defend my decision? Would I want to see this published in the news? Making Ethical Decisions

STRENGTH IN VALUES: OUR PEOPLE Our employees are our greatest strength. Ensuring a safe and healthy workplace where everyone is treated fairly and with respect is a high priority at FCX. We operate in regions of varying ethnic, religious and cultural backgrounds and are often the largest employer in local communities. The diversity and various perspectives of our workforce make us stronger. Promoting a Safe and Healthy Workplace Our highest priority is the health and safety of our employees and their families. Our objective is for zero workplace fatalities, injuries and occupational illnesses. We are committed to providing a safe and healthy workplace and ensuring we all have the knowledge, skills and attitudes needed for Safe Production. Safety is an integral part of every job we do. No job will be considered so important and no schedule so urgent that time cannot be taken to perform work safely. We should feel safe at our place of work at all times. If you ever feel you are in danger, talk to your supervisor immediately or contact your local Health and Safety representative. SAFETY... We promote safety, and health and wellness at our operations and in the communities where we live and work. 8 STRENGTH IN VALUES

FCX provides the training, tools and resources needed for employees to identify risks, eliminate hazards and work safely. If at any time you do not feel that you or a coworker can perform a job in a safe manner, stop work immediately and talk to your supervisor. Always report any unsafe conditions and job-related injuries or illnesses immediately.

Each of us has a responsibility to eliminate risky behaviors and recognize, report and correct health and safety hazards. If a hazard cannot be eliminated, employees must work together with supervisors and safety staff to ensure that it is effectively controlled. We share information about potential fatal events, near misses, best practices and other safety-related information throughout the Company so we can learn from each other and improve safety practices.

For additional information, please see our Corporate Safety and Health Policy on FM Web.

WHAT WE DO:

- Report to work fit for duty
- Take responsibility for our own safety and look out for the safety of others
- Follow safety standards and use critical controls to eliminate potential hazards and minimize risk
- Stop work immediately if it cannot be done safely
- Report all unsafe conditions, safety incidents and near misses
- Participate in required training

WHAT WE DON'T DO:

- Begin a job without proper planning
- Take unnecessary risks
- Ignore unsafe situations
- Lessen the importance or severity of safety incidents or near-miss events to avoid reporting



Values in Action

Q.

We have two furnaces down for regular maintenance when a third furnace needs an unscheduled repair. Not wanting to waste time, my coworkers create a platform out of large equipment and shipping crates rather than waiting for the appropriate scaffolding. The platform is unstable and does not meet safety requirements. I know we're under pressure to get the repair done, but it's not safe. What should I do?

A.

STOP the work immediately. No job is so important and no schedule so urgent that time cannot be taken to plan and perform work in a safe manner. Recognizing safety hazards and taking immediate action is a responsibility we all share. Contact your supervisor and your safety manager so the platform can be designed and installed properly to ensure no one gets hurt.

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Freeport-McMoRan | Principles of Business Conduct Valuing Diversity and Inclusion The many cultures, perspectives and life experiences of our people are a source of strength at FCX. We are committed to a workplace where everyone feels like they belong, where they are treated with respect and their opinions are valued, and that encourages people to speak up and share ideas. These ideas help drive innovation and operational excellence. WHAT WE DO: n Treat each other with respect and are courteous to each other and those with whom we engage n Seek out and value diverse points of view and the unique contributions of everyone with whom we work n Encourage and reward teamwork n Make employment decisions based on facts and business needs rather than favoritism and bias WHAT WE DON’T DO: n Allow personal opinions of a person’s culture, appearance or lifestyle to affect our ability to make smart business decisions n Show favoritism or bias based on personal beliefs Values in Action Q. I recently interviewed for a large equipment operator position within the Company. When the hiring manager called to tell me I did not get the job, he said, “Shauna, you have a lot of driving experience, but I just don’t know if you can handle fully loaded equipment of this size like the guys.” I have been driving large equipment for years and never had an accident. It shouldn’t matter if I am not a guy. Should I say something? A. Yes. We treat people fairly and do not make decisions based on gender. We value a diverse work- force and the individual skills and experiences of our employees. Talk to your supervisor or Human Resources representative. 10

11 RESPECT... We value the diversity, ideas, perspectives and experiences of our employees and our stakeholders.

RESPECT...

We are courteous to each other and those with whom we engage.

Values in Action

Q.

My supervisor, Barry, received a new project with a tight deadline requiring our team to work overtime. When I volunteered to work extra hours, he said, "Great, our oldest team member just volunteered. I never thought of you as someone who would be willing to work overtime." The team laughed, and others slowly began to volunteer. I was embarrassed and offended by his comment and spoke to Don, my Human Resources representative. Did I make the right decision?

A.

Yes. You should speak up if someone says or does something that makes you feel uncomfortable. If you're not comfortable discussing the situation with Barry directly, you can discuss it with your Human Resources representative. Each of us should expect respect in the workplace.

Promoting a Respectful Workplace

The Company promotes a positive and productive work environment in which every employee is respected and valued. Harassing behavior works against these efforts and violates our value of respect. FCX does not tolerate any form of harassment or discrimination.

Harassment includes derogatory, degrading or demeaning words or gestures, such as making comments to a coworker based on race, color, sex, religion, national origin, sexual orientation, gender identity or expression, disability, age, veteran's status or any other characteristic protected by law. It also includes violent or threatening behavior. You must exercise caution when making offhand comments or jokes and be sensitive to the fact they could unintentionally hurt or offend another person.

WHAT WE DO:

- Think before we act or speak—recognizing how actions and comments might be received or misunderstood by others
- Act in a considerate, courteous and appropriate manner
- Report harassment or discrimination without fear of retaliation

WHAT WE DON'T DO:

- Make comments or gestures, or engage in violent or threatening behaviors, that create an intimidating, hostile or offensive work environment
- Verbally abuse others or make sexual, ethnic or racist jokes and comments
- Use inappropriate or offensive language
- Display pornography or any kind of offensive pictures, objects or symbols
- Pursue unwanted physical contact or unwanted sexual or personal advances
- Offer job benefits in exchange for sexual or other favors

SEXUAL HARASSMENT TAKES MANY FORMS

All forms of sexual harassment go against our values and are prohibited by FCX. These include, but are not limited to, unwelcome physical contact of a sexual nature, requesting sexual favors in exchange for job benefits, threatening penalties if sexual favors are not granted, and any conduct of a sexual nature that interferes with an individual's work performance or creates an offensive work environment.

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Freeport-McMoRan | Principles of Business Conduct

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct 13 WHAT WE DO: n Report to work fit for duty n Speak up immediately if we see a coworker who may be under the influence of alcohol or drugs while at work n Use good judgment when alcohol is served at a Company- sponsored event, or at customer or Supplier meetings, trade association meetings, conferences or other events n Tell our supervisor if we are prescribed a controlled substance and are working in a safety- sensitive position WHAT WE DON’T DO: n Come to work under the influence of alcohol, illegal drugs, improperly used medications or any other controlled substance n Consume or be under the influence of alcohol or illegal drugs, or abuse prescription or nonprescription drugs, during work hours, on Company premises or in Company vehicles, or while conducting Company business offsite n Use, possess, purchase or sell illegal drugs on Company premises, on Company time or while using Company equipment n Use prescription drugs without a valid doctor’s prescription or inconsistent with doctor’s orders SAFETY... Safe Production requires that we report to work fit for duty, take responsibility for our own safety and look out for the safety of others. Values in Action Q. I returned to the job site after a 10-day vacation and saw Shari at the morning safety meeting. Shari was stumbling, had bloodshot eyes and smelled of alcohol. I asked her, “Are you okay?” Shari responded, “It’s nothing. I stayed out too late last night.” I don’t think Shari is in any condition to be working and am concerned for her, myself and others that she might create an unsafe work environment. Should I say something? A. Definitely. Shari could hurt herself or someone else in this condition. It’s everyone’s responsibility to maintain a safe work environment. That means reporting to work fit for duty and looking out for the safety of others. Talk with your supervisor or Human Resources representative immediately so he/she can address the issue. Ensuring a Drug- and Alcohol-Free Workplace To do our jobs safely and efficiently, we must be able to think clearly and react quickly. That is why we must report to work free from the influence of any substance that could impair or impede our work performance, or create an unsafe working environment. To maintain a safe work environment, the Company may require drug and alcohol testing in the following circumstances: post-offer/pre-employment, for cause, post-accident, random or as otherwise provided by applicable Company policy. All testing will be performed to the extent permitted by applicable laws. For more information, please contact your local Human Resources department.

RESPECT... We treat each other and employee personal information with respect. 14

Freeport-McMoRan | Principles of Business Conduct 15 Protecting Employee Privacy and Information FCX respects employee personal information and complies with all applicable laws that protect the privacy and confidentiality of employees’ personal, medical, and financial records and information. We expect employees who have the appropriate authorization and clear business need to access personal information to treat it appropriately. We respect the need for a strong work-life balance and the right of employees to keep personal activities outside the workplace confidential. FCX normally does not take an interest in personal conduct outside work unless such conduct impairs your work performance or safety, or affects the reputation or legitimate business interests of the Company. Use of Company-provided equipment, services and time spent on Company property should not be considered private. The Company reserves the right to inspect and search its facilities and property, including computers, vehicles, telephone records, cell phones, lockers, email, Internet usage, business documents and other workspaces, as well as personal containers on Company property, such as lunch and tool boxes, to the extent permitted by applicable law. WHAT WE DO: n Treat employee personal information confidentially and with the appropriate safeguards n Restrict access to records containing employee information to those authorized and with a clear business need for the information n Follow all applicable privacy laws and Company privacy policies WHAT WE DON’T DO: n Share or disclose employee personal information unless authorized by the employee or required under applicable law n Use personal information inappropriately Values in Action Q. Last month, I had to take time off for a medical procedure. Before I left, my manager, Karen, and I sat down to reassign my projects. I have worked for Karen for years, and she was very understanding of my situation and said to let her know if I needed anything. After the procedure, I realized my recovery was going to take longer than expected, so I spoke with Karen about it. A few days later, some of my coworkers contacted me, asking if I was okay. They said Karen told the team about my medical procedure and that, because of my complications, I would not be back to work for a few more weeks. While I appreciate everyone’s concern, I didn’t want others to know what was wrong. What do I do? A. Talk to Karen. She may have had the best of intentions when sharing your medical information, but the Company is committed to safeguarding employee personal information, privacy and confidentiality. If you don’t feel comfortable talking to her, talk to your Human Resources representative. For more information, please see the Records Management Policy and MIS End User Policy on FM Web. WHAT EMPLOYEE INFORMATION IS CONSIDERED PERSONAL? Employee personal information can include home address, date of birth, age, race, religion, account numbers and medical records, to name a few. Basically, it’s any information that individuals may not wish to share publicly.

Freeport-McMoRan | Principles of Business Conduct STRENGTH IN VALUES: OUR COMPANY As employees of FCX, we are responsible for our actions and decisions. We are honest and transparent in our work and uphold the highest standards when conducting Company business and handling Company information. We communicate openly and accurately both inside and outside the Company. Avoiding Conflicts of Interest We have an obligation to each other, our shareholders and our Suppliers to make all business decisions solely on the basis of sound business judgment. A conflict of interest may occur if we have a bias or personal interest that interferes with our ability to make an objective business decision in the best interest of the Company. This may include: n Outside jobs and affiliations with Suppliers, customers or competitors, or government agencies n Supervising friends or relatives n Having an intimate relationship with another employee for whom you influence decisions, such as salary, performance rating or promotions n Serving as a board member of another organization n Investments, including those of relatives, that might influence or appear to influence your judgment n Giving or receiving gifts on behalf of FCX Conflicts of interest aren’t necessarily wrong or unethical, but it is important that they be identified and appropriately managed. It’s also important to avoid any actions or relationships that create, or even appear to create, a conflict of interest. While it’s impossible to present an exhaustive list of conflicts of interest, the following section provides guidance on some of the areas in which conflicts of interest are most likely to occur. For more specific guidance, refer to the Conflicts of Interest Guidelines on FM Web. INTEGRITY... We are honest, transparent and responsible in all business dealings. 16

17 STRENGTH IN VALUES We have an obligation to each other, our shareholders and our Suppliers to make all business decisions solely on the basis of sound business judgment.

Values in Action

Q.

A local charity where I regularly volunteer recently offered me a part-time position. I'm very passionate about the cause and would like to take the job offer. Would this be okay, as long as it does not interfere with my work hours?

A.

Maybe. While we encourage charitable and civic work, you always should discuss an outside employment opportunity with your manager before accepting a position.



Outside Employment and Activities

A conflict of interest may arise if you take a second job working for a customer, Supplier, competitor or government body with regulatory authority over the Company (generally not permitted), or if your outside employment or activities interfere with your ability to fulfill your responsibilities to FCX.

WHAT WE DO:

- Disclose all outside employment or consulting opportunities
- Ensure that outside activities do not interfere with our job responsibilities or performance
- Obtain approval from our supervisor or manager before serving on any board or advisory board of any for-profit organization

WHAT WE DON'T DO:

- Allow any outside employment or other activities to interfere with our job responsibilities
- Work for a customer, competitor or Supplier
- Risk damaging the Company's business or reputation

Personal/Significant Financial Interests

Each one of us must be careful that our investments, or those of our relatives, do not impair our ability to make objective decisions on behalf of FCX. Significant financial interest refers to any financial interest that might influence, or might reasonably be thought by others to influence, an employee's judgment or action when conducting Company business.

WHAT WE DO:

- Understand our personal and/or significant financial interests may create, or be perceived to create, a conflict of interest
- Disclose any significant financial ownership interest in a business that does business with or seeks to do business with FCX

WHAT WE DON'T DO:

- Own, either directly or indirectly, a significant financial interest in any business that does business with or seeks to do business with FCX

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Freeport-McMoRan | Principles of Business Conduct

Relationships with Family and Friends

FCX recognizes and respects our employees' right to associate freely and to pursue personal relationships with those we encounter in the work environment. In return, each of us must use good judgment to ensure that those relationships do not negatively affect our job performance, our ability to supervise others or the work environment.

Similar situations may occur when working with customers or Suppliers. Conflicts of interest can range from directing Company purchases, leases or sales through a relative or friend; to having input into the review, selection or contract negotiation of a Supplier with whom you have a personal relationship; to involvement in the hiring or supervision of a relative or friend.

WHAT WE DO:

- Make decisions objectively and act in the best interest of the Company, not our personal interest
- Disclose to our supervisor any family or personal relationships with those we supervise, sell to or buy from
- Follow the instructions of our supervisor in dealing with any conflict of interest

WHAT WE DON'T DO:

- Interview, select, hire or supervise anyone with whom we have a personal or family relationship without discussing it with our supervisor or Human Resources
- Manage or make decisions related to Suppliers that we know to employ friends or family without supervisor approval

DISCLOSING A POTENTIAL CONFLICT OF INTEREST

If you're in a situation where there might be a conflict of interest, or where there might be the appearance of a conflict:

- Disclose your situation to your supervisor or your local Human Resources representative immediately
- Remove yourself from any related decision-making process until the conflict is resolved by the Company
- Support the Company's decision

Values in Action

Q.

I recently was promoted to a new position and now have authority to contract with a Supplier where my father works. His company has been a Supplier to FCX for many years. Does my promotion and new role present a potential conflict of interest?

A.

Yes. Even though the company has been a Supplier to FCX for many years, your involvement in the decision-making process to select the Supplier where your father works may create the appearance of a conflict of interest. You should disclose your situation to your supervisor or your local Human Resources representative immediately so appropriate steps may be taken to ensure a fair selection.

Freeport-McMoRan | Principles of Business Conduct

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Freeport-McMoRan | Principles of Business Conduct Gifts, Meals, Travel and Entertainment We have many Suppliers who are vital to our success, which is why relationships with Suppliers must be based entirely on sound business decisions and fair dealing. Business gifts and entertainment can build goodwill, but they also can make it harder to be objective about the person who provides them. None of us should give gifts and entertainment to, or accept them from, any organization or individual if doing so might impair, or appear to impair, our ability to perform Company duties or to exercise judgment in a fair and unbiased manner. Many departments have specific guidelines about giving and accepting gifts and entertainment, so be sure to check local site policies, as well as the FCX Conflicts of Interest Guidelines, or talk to your supervisor or Human Resources representative for more information. Values in Action Q. Sheila, a planner in our group, recently was given two tickets to a football game in Chicago, as well as airfare and a hotel reservation, by one of our fuel vendors as a thank you for executing a contract. This sounds like a large gift and a possible potential conflict of interest. Should I say something to my supervisor? A. Yes. There is definitely a conflict of interest. The cost of the tickets, airline and hotel is well beyond a nominal value. Accepting gifts like this can negatively impact the Company’s reputation of dealing fairly with Suppliers. You should contact your supervisor, the contract administrator or a Human Resources representative so the issue can be addressed properly with Sheila and the Supplier. WHAT WE DO: n Base our decisions on sound business judgment n Understand our site-specific and/or department-specific policies on giving and receiving gifts and entertainment n Decline personal gifts from Suppliers and gifts beyond a nominal value n Obtain supervisor approval before giving gifts to a customer or Supplier beyond a nominal value n Disclose any gift received beyond a nominal value WHAT WE DON’T DO: n Accept gifts or entertainment when doing so might cloud our judgment n Give gifts or entertainment in order to exert improper influence n Accept travel from Suppliers without management approval n Allow customers or Suppliers to pay for lavish meals or provide meals on a regular basis WHAT TYPES OF GIFTS ARE ACCEPTABLE? Barring site- or department-specific policies to the contrary, gifts are generally acceptable, as long as they are not requested or solicited, are below a nominal value, are infrequent, are not cash or cash equivalent, are not given or received in an effort to influence someone, and do not take advantage of our position with a Supplier. Accepting gifts, travel or entertainment during a bidding process is prohibited. COMPETING WITH THE COMPANY None of us should engage in activities that are in direct competition with the Company. We should not benefit personally from business opportunities that we discover through the use of Company property, information or position. Similarly, we should not take personal advantage of information we learn as a result of our position with FCX. 20

21 Business gifts and entertainment can build goodwill, but they also can make it harder to be objective about the person who provides them.

Freeport-McMoRan | Principles of Business Conduct Detecting Fraud Fraud is the intentional act of deceiving or misrepresenting facts for personal gain, or to benefit or cause damage to someone else or the Company. No company is immune to the risk of fraudulent activity. In accordance with our laws and regulations, it is our responsibility to take appropriate action when these situations are suspected or may occur. FCX does not tolerate fraud, any coverup of fraud, or the failure to report suspected fraud and will take disciplinary action against these types of activities. Our employees, officers, directors and Suppliers play an important role in preventing, detecting and reporting fraud. You must report all known or suspected fraud, no matter how insignificant the dollar amount or how the issue may appear. For questions about potential fraudulent activity or to disclose fraud, talk to your supervisor, Human Resources representative or local Compliance Officer or contact the FCX Compliance department. Creating and Maintaining Accurate Books and Records A company’s credibility is judged in many ways. One very important way is the integrity of its books, records and accounting. FCX is committed to providing our shareholders with full, accurate, timely and understandable information about the Company’s financial transactions and results of operations in accordance with applicable securities laws. Every one of us, regardless of our position within the Company, has an obligation to make sure that the information we contribute to FCX’s financial records is complete, accurate and timely. We are responsible for the accuracy of all the records we generate and data we input, from individual time cards to inventory reports to corporate balance sheets. INTEGRITY… We communicate openly and accurately, inside and outside the Company. WHAT WE DO: n Carefully follow all Company recordkeeping procedures and guidelines n Ensure all necessary information is provided, and is accurate and timely n Provide actual receipts or backup documentation when required WHAT WE DON’T DO: n Keep off-the-books accounts n Provide false or incomplete records, or intentionally omit necessary information n Mislead or misinform anyone about our finances or business operations 22

23 EXCELLENCE… We work with purpose to deliver high-quality results. WHAT WE DO: n Carefully follow the Company’s Records Management Policy and Records Retention Schedule n Store records in approved physical facilities or electronic repositories to ensure that they are secure and accessible to the business n If unsure about a record, always err on the side of preservation and contact the Records Management department for guidance WHAT WE DON’T DO: n Destroy, shred, conceal or otherwise alter documents or records potentially relevant to a government investigation, an audit or a legal proceeding (this could lead to criminal or civil liability for the Company and for those involved) n Dispose of or store any Company records in a manner inconsistent with our Records Management Policy Managing Our Records Appropriately Various laws and regulations require FCX to record and preserve business information. Managing our records effectively helps us to make better business decisions and meet our legal, regulatory and contractual obligations. Our Records Management Policy and Records Retention Schedule provide guidelines and procedures for the retention, proper storage and disposal of records. The Company’s business records include all documents related to its business, regardless of media type. From time to time, a government investigation, an audit or a legal proceeding may require that certain records be held and preserved. You will be advised of the issuance of a legal hold notice. While in effect, a legal hold notice overrides the Records Management Policy and Records Retention Schedule. You should follow the instructions in the legal hold notice until you receive further instructions from the Legal department. For more information, please see the Records Management Policy and Records Retention Schedule on FM Web. WHAT ARE COMPANY RECORDS? Company records can include: n Contracts n Correspondence, including memoranda, letters, email, text messages and attachments n Personnel files n Policies and procedures n Production reports n Purchase orders and invoices n Reports, analyses, maps, drawings, plans, schedules, tables, presentations and financial models Company records come in all formats and media, including: n Audio or video recordings n Computer files, databases and email, including attachments n Paper documents, including correspondence, engineering drawings, architectural plans, charts, records, sketches and maps n Photographs, prints and electronic media files

Freeport-McMoRan | Principles of Business Conduct Protecting Our Confidential Information and Intellectual Property Our strategic thinking, creativity and innovative ideas make significant contributions to the Company’s continued success in the marketplace. We must protect and use responsibly our confidential information and intellectual property, which include but are not limited to: n Exploration plans n Business objectives n Unpublished financial information n Computer programs and related documentation n Customer, Supplier and pricing information n Operating plans n Reserve information that has not been made public n Research, processes, formulas and technical data n Trade secrets and patent applications Those who have access to FCX confidential information and intellectual property are obligated to safeguard it from unauthorized access. Any information created during your employment belongs to the Company. INTEGRITY… We take responsibility for our words, actions and decisions. RESPECT FOR THE INTELLECTUAL PROPERTY OF OTHERS While we have a responsibility to protect our own Company data, it also is important that we respect other companies’ confidential information and intellectual property. If we have authorized access to customer or Supplier confidential information, we must protect it as we would protect our own. We may, however, access and use publicly shared information, such as presentations or best practices. We need to respect trademarks and copyrighted material and, if using the intellectual property of another, follow all applicable license terms. If you have questions about using intellectual property associated with another company’s patents, you should consult the Legal department. Requesting or accepting the confidential information of another company without consent is prohibited and may have legal consequences. 24

25 WHAT WE DO: n Refer to the Company’s Disclosure Policy and get approval before releasing any FCX confidential information, or third-party information FCX has received in confidence, outside the Company n Exercise caution when discussing Company business in public places where conversations can be overheard, such as restaurants, elevators and airplanes n Exercise caution when using electronic devices, such as laptops or mobile phones with screens, in public places to prevent others from viewing confidential information n Return all Company equipment and proprietary information in our possession if leaving the Company, never taking any papers or other information n Continue to protect FCX propri- etary and confidential information after we leave the Company WHAT WE DON’T DO: n Share proprietary or confidential information, except on a legitimate need-to-know basis n Use proprietary information for personal benefit or the benefit of persons outside FCX n Provide our password(s) to anyone for any reason, except as provided by the MIS End User Policy For more information, please see our Disclosure Policy, External Communications Policy, GSC Policy and MIS End User Policy on FM Web. Any information created during your employment belongs to the Company.

EXCELLENCE…

We take pride in our work and always do our best.



Protecting Company Assets

We all have an obligation to be prudent about spending Company money and protect all our Company's assets from loss, damage, misuse, theft, unauthorized or improper use, or waste. We also have a responsibility to report abuse of our property by others to management.

Company assets include our physical assets (such as computers, vehicles and equipment), financial assets (money, corporate credit cards), information (nonpublic data about FCX's business) and intangible assets (such as ideas, designs and intellectual property).

Electronic messages also are FCX property when sent or received using any aspect of Company technology or when pertaining to Company business. Email, voicemail, Yammer, instant messages and text messages are a recoverable, forwardable and potentially permanent record of your communications.

To the extent permitted by applicable laws, FCX specifically reserves the right to permit Company-approved representatives to monitor, access and review any documents housed in Company systems, and to monitor and review use of the Internet, any communications sent or received using Company electronic communication systems, and telephone records, even after the employee has deleted or erased them. All such documents, data and records are the property of the Company and may be used and disclosed by the Company as it sees fit. Employees should not assume that communications made or documents, data or records stored on the Company's electronic systems will be private and not be accessed by the Company.

WHAT WE DO:

- Use good judgment when using any Company-owned resources
- Take all reasonable steps to ensure Company assets, including portable Company equipment (such as a smartphone, laptop or vehicle), are not damaged, abused, wasted, lost or stolen
- Carefully compose electronic messages, keeping in mind that messages will become a permanent record and a reflection of the Company
- Promptly report any abuse or misuse of Company assets

WHAT WE DON'T DO:

- Remove Company-owned property from FCX work locations for personal use without express prior approval
- Use Company-paid contractors to perform work at home or for other personal benefit
- Use Company assets in unauthorized ways or for inappropriate or illegal activity
- Use the Company email or computer network to send or access discriminatory, offensive, defamatory, or pornographic messages or materials
- Knowingly post or transmit any software containing a virus

For more information, please see our MIS End User Policy on FM Web.

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Freeport-McMoRan | Principles of Business Conduct

27 USE OF COMPANY COMMUNICATION SYSTEMS While we are at work, we are expected to be fully engaged and not undertaking personal activities. All FCX communication equipment systems, such as our phones and computer networks, are Company property and are intended, like all other Company assets, for business use. The contents of communications over those systems—like email, voicemail, texts and other electronic messages—also are Company property. Employees should not assume that communications made, or documents, data or records stored on the Company’s electronic systems will be private and not be accessed by the Company.

Freeport-McMoRan | Principles of Business Conduct STRENGTH IN VALUES: OUR MARKET At FCX, we strive to preserve our reputation as a company that can be trusted to deal honestly and transparently everywhere we do business. We compete fairly and in accordance with the highest ethical standards and all applicable competition laws. We believe in free and open competition and do not participate in any type of unfair business practices; that is, any type of advertising or soliciting business likely to deceive or prejudice any customer. Promoting Fair Competition The United States, the European Union, countries in the Asia-Pacific region and many other nations have laws and regulations that prohibit agreements or actions among competitors that might restrain trade or reduce competition. Known as antitrust laws in the United States and competition laws or anti- monopoly laws elsewhere, these laws are designed to encourage competition and promote a fair market for doing business. However, these laws are complex, vary from country to country and cause serious legal consequences for employees and companies if violated. It is critical we avoid even the appearance of an agreement to engage in any prohibited activity with a competitor or customer. In addition to specific interactions with competitors and customers, other activities can create the risk of violating competition laws, such as collecting competitive information and benchmarking activities. INTEGRITY… We are honest, transparent and responsible when dealing with competitors and customers. COLLECTING COMPETITOR INFORMATION AND BENCHMARKING ACTIVITIES It is appropriate for the Company to keep up with competitive developments and to review all pertinent public information about our competitors. However, we cannot attempt through improper means to acquire a competitor’s trade secrets or other commercially sensitive information—such as proprietary or confidential information relating to pricing, production plans, capacity or costs, market share, bids and contract terms, or customers. As good corporate citizens, we engage in group activities related to safety, environmental and human rights issues and similar activities. When benchmarking activities involve competitors or potential competitors, no commercially sensitive information may be shared. 28

29 WHAT WE DO: n Limit our contact with competitors n Avoid situations where competitors start discussing future pricing, competitive initiatives, production or other commercially sensitive information that might appear to restrain trade n Treat our customers fairly and equally, and honestly and accurately describe what we do or sell n Exercise caution when participating in trade association, joint venture and benchmarking activities, as even casual conversations can violate competition laws n Seek advice from the Legal department before entering into any kind of agreement with a competitor WHAT WE DON’T DO: n Discuss or enter into an agreement with a competitor to fix prices, rig bids, divide up markets, force another competitor or a market out of business, or agree to boycott a customer or Supplier n Provide, ask for or trade information with competitors regarding commercially sensitive information n Make false statements or disparaging remarks about our competitors or their products and services n Make inaccurate or dishonest claims about our own products and services n Share commercially sensitive information with joint venture partners, unless it directly relates to the business of the joint venture For additional information, please see our Fair Competition Guidelines on FM Web. It is critical we avoid even the appearance of an agreement to engage in any prohibited activity with a competitor or customer. STRENGTH IN VALUES

Responding to Inquiries from Investors, Analysts and the Media As a public company, we have the responsibility to comply with laws regarding fair and timely disclosure of Company information, including the requirements set forth in applicable securities laws. We also have a responsibility to ensure that any information about the Company is accurate and complete—free of misinformation or errors—and presented in a clear manner. That’s why it’s important that only authorized individuals speak or provide information to investors, analysts or the media about the Company’s plans, projects, strategies and financial information. External communication with these groups requires careful consideration and expert understanding of legal and media issues. None of us may comment on, or respond to, inquiries or rumors concerning any transaction involving our Company without direct authorization to do so. Authorized spokespersons for the Company include: n For media inquiries—the appropriate Communications department n For inquiries from investors, analysts, the SEC or others outside the Company—our Chairman of the Board, Chief Executive Officer, Chief Financial Officer or the Investor Relations department 30

31 INTEGRITY… We communicate openly and accurately, inside and outside the Company. For more information, please see our External Communication Policy on FM Web. WHAT WE DO: n Direct all media and investor- related inquiries to the appropriate spokesperson n Politely decline to comment in response to inquiries or rumors concerning FCX’s transactions or intentions n Immediately report to the appropriate Communications department any actual or potential inadvertent disclosure so the Company can take corrective action WHAT WE DON’T DO: n Speak on behalf of the Company to investors, analysts or the media without direct authorization to do so n Use Company-provided equipment to distribute information about FCX other than as required by our regular job duties n Use Company computers to post messages to Internet chat rooms, social media sites, news groups or any other similar forum—anonymously or under our own name—without direct authorization to do so ENGAGING IN SOCIAL MEDIA RESPONSIBLY Social media—networking sites, video/photo sharing, blogs, forums and others—is a very powerful form of communication. Such communication is increasingly being used by consumers, investors and other audiences to share opinions and seek information. If we choose to use social media personally, we do so the right way. To ensure we protect the integrity of the Company, we do not: n Identify ourselves as a Company representative without authorization to do so n Speak or act on the Company’s behalf without authorization n Create the impression that our personal opinions are those of the Company n Disclose sensitive, proprietary, confidential or financial Company information, other than what’s publicly available n Post Company news and/or events in advance of an announcement or press release

INTEGRITY…

We take responsibility for our words, actions and decisions.



Avoiding Insider Trading

We each have access to information about the Company as a result of our daily responsibilities. Often that information, or inside information, is something an investor would consider when making investment or trading decisions.

Inside information can be about FCX—for example, that we are expanding or reducing operations or about to announce a major change in strategy. It also can be information about a vendor, customer or other third party.

While in possession of inside information, we cannot buy or sell Company stock or the stock of our business partners. Similarly, we cannot provide inside information to anyone or even suggest to anyone that it might be a good time to buy or sell Company stock, based on inside information.

If you have access to inside information and have questions about making a trade or sharing information, contact a member of the Legal department.

WHAT WE DO:

- Prevent inside information from being disclosed to people outside the Company
- Follow Company policy for handling, using and disclosing our confidential information and intellectual property
- Only share the information with those inside the Company who truly need to know it to perform their job duties
- Immediately report any inside information that mistakenly has been disclosed to others

WHAT WE DON'T DO:

- Buy or sell Company stock based on inside information
- Provide inside information to others so they can buy or sell stock (called tipping)
- Talk about inside information with family or friends, or discuss it in public or on social media

For more information, please see our Insider Trading Policy on FM Web.

EXAMPLES OF INSIDE INFORMATION

Examples of inside information include unpublished:

- Company financial results and dividends
- Decisions to open, close, expand or reduce operations at a facility
- Exploration plans and nonpublic reserve information
- Mergers, acquisitions or sales of specific business units

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Freeport-McMoRan | Principles of Business Conduct

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct 33 Adhering to International Trade Regulations We are a global company, working in communities around the world. That global focus requires us to know and comply with laws that restrict international trade. Trade control laws ensure we follow the foreign policy and national security objectives of countries in which we operate. Serious penalties—fines, revocation of export licenses, and customs inspections and delays—can apply when these laws are broken. In addition, violation of trade control laws can undermine the stated objectives of our host countries and the Company’s reputation. If your work involves selling or shipping products, technologies or services across international borders, make sure you keep up to date with the rules that apply and check with your supervisor or the Legal department if you are unsure. Some of the activities trade control laws govern include: Export and import controls. These controls are laws that regulate the movement of goods across national borders. They frequently require that we follow specific guidelines, receive the proper approvals, and pay duties and taxes on items being transported from one country to another. Economic trade sanctions. These laws restrict trade with particular countries, individuals or entities. The U.S. and other countries maintain a public list of prohibited countries and restrictions. To ensure compliance, FCX has developed procedures that require regular screening of customers and Suppliers against government lists of sanctioned parties. Illegal boycotts. U.S. law prohibits companies from complying with international boycotts that are not approved by the U.S. government. Any employee who receives a request to participate in a boycott or other prohibited trade practice must immediately contact the FCX Legal department. The Company is required by law to report any requests to participate in, or provide information in support of, an unsanctioned boycott, even if such requests are declined. Money laundering. Money laundering is when individuals or entities move funds obtained through criminal activities through the financial system to hide traces of their criminal origin, or otherwise enter into transactions to make these funds look legitimate. FCX does not tolerate, facilitate or support money laundering. INTEGRITY… We do what we say we will do. WHAT WE DO: n Comply with all laws and Company policies regarding international trade restrictions and anti-boycott laws n Report any requests to engage in boycotting activity n Report concerns about any payments or the integrity of any customer or Supplier n Ask if we have questions or are unsure about international trade laws WHAT WE DON’T DO: n Import or export prohibited goods or information n Conduct business with sanctioned countries, companies or people

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct STRENGTH IN VALUES: OUR STAKEHOLDERS The natural resources we develop and deliver are the building blocks of infrastructure, are critical elements of progress and fuel the global economy. Responsible management of these resources and strong stakeholder partnerships are critical to how we create value and contribute to sustainable development in the countries and communities where we operate. FCX is committed to minimizing and mitigating the adverse impacts of our operations and maximizing long-term benefits for local communities and governments. This means partnering to develop sustainable development programs that address high-priority needs and contribute to their enduring success. It also means a commitment to manage environmental aspects at each operation. To be successful, we know we must proactively and openly engage stakeholders and work together to continuously improve. Our policies and management systems help us do this and will evolve over time. For more information about our sustainability programs and approach, please see the Company’s annual Working Toward Sustainable Development reports on fcx.com. Contributing to Our Communities We recognize that our operations have economic, social and environmental impacts on local communities throughout their life span. Some of these impacts include land use changes and population influx, while others include economic opportunities and development in the areas of infrastructure, health and education. We develop positive relationships in our communities and engage openly and transparently with our stakeholders to operate and grow our business. In each of the areas where we operate, we collaborate with communities to minimize and mitigate adverse impacts and cultivate opportunities to maximize benefits. We maintain formal stakeholder engagement programs near our operations, some of which include foundations, community partnership panels and community investment funds. Our operations use a community grievance management system for recording, processing and responding to community concerns. From integrated malaria control and agri-business programs at PT Freeport Indonesia to water treatment plants in South America, we are partnering with communities to achieve sustainability. COMMITMENT… We are committed to contributing to the long-term sustainability of the environment and communities where we work. 34

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct 35 WHAT WE DO: n Engage openly and transparently with stakeholders—including employees, community members and government officials—on issues that could positively or negatively impact areas where we operate n Keep our commitments to build trust within communities n Implement, in partnership with communities and local governments, social investment programs to address high-priority needs and facilitate local capacity building n Respond to concerns or grievances raised by local communities or other stakeholders n Seek to address and respect the needs, cultures and customs of local indigenous communities near our operations WHAT WE DON’T DO: n Make decisions impacting communities without engaging our stakeholders n Make commitments to provide Company funds or resources without prior approval For more information, please see our Community Policy on FM Web. To be successful, we know we must proactively and openly engage stakeholders and work together to continuously improve.

RESPECT…

We treat each other and our stakeholders with respect.

Values in Action

Q.

Roxanne hears that a contracting company working at her site is forcing its employees to work nonstop to meet a tight project deadline. She is concerned this is an unfair work practice and could result in an unsafe work environment. She decides to report her concern to the local Compliance Officer. Did Roxanne make the right decision?

A.

Roxanne absolutely made the right decision. It is everyone's responsibility to ensure a work environment that upholds the Company's commitment to respect human rights and worker safety. Any concerns about human rights violations or unsafe work practices should be reported to the local Human Rights Compliance Officer or through the FCX Compliance Line.

Respecting Human Rights

Respect for human rights has been a long-standing commitment of FCX. Our policy is to conduct our operations in a manner consistent with the United Nations Universal Declaration of Human Rights, and to align our human rights due diligence practices with the U.N. Guiding Principles on Business and Human Rights. We promote human rights awareness through engagement with host governments and local communities, as well as providing training to employees and contractors.

We have site-specific human rights policies and systems consistent with our Human Rights Policy, in-country laws and regulations, and the Voluntary Principles on Security and Human Rights. Our Human Rights Compliance Officers oversee compliance and training, as well as a grievance mechanism for reporting, documenting and following up on all violations of human rights allegations reported in our areas of operation.

WHAT WE DO:

- Treat everyone in and around our operations with dignity and respect
- Uphold human rights principles
- Report any acts that may violate human rights
- Conduct business with partners, Suppliers and customers who share our commitment to respecting human rights

WHAT WE DON'T DO:

- Tolerate human rights abuses, such as human trafficking; forced, compulsory or child labor; and unsafe or unfair work practices, at our operations
- Look the other way when we see or suspect human rights violations
- Retaliate against any employee who in good faith reports a human rights violation

For more information, please see our Human Rights Policy on FM Web.

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Freeport-McMoRan | Principles of Business Conduct

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct 37 Protecting the Environment We minimize the impact our operations have on the environment by using risk- management strategies based on valid data and sound science. This requires that we review and take account of the environmental effects of our activities and plan and conduct our operations in a manner that minimizes adverse environmental impacts through each project’s life cycle. WHAT WE DO: n Comply with all applicable environmental laws and regulations n Maintain environmental management systems that are ISO 14001 certified or meet an equivalent standard n Conduct training for our workforce on site-specific environmental conditions and regulatory requirements n Report all environmental hazards or incidents to our supervisor or the site-specific Environmental department WHAT WE DON’T DO: n Ignore the inherent environmental risks of our business n Tolerate carelessness in environmental matters n Falsify information on any environmental monitoring or sampling reports For more information, please see our Environmental Policy on FM Web. COMMITMENT… We strive to mitigate potential adverse environmental and social impacts throughout each project’s life cycle.

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct38 Fighting Bribery and Corruption At FCX, our business relationships are based on our core value of Integrity— being honest, transparent and responsible. We abide by international and local laws and regulations that forbid bribery of government officials and others, including the U.S. Foreign Corrupt Practices Act. No promises or transfers of anything of value shall be made to a government official that are not consistent with our policies and applicable laws, properly authorized according to our internal procedures, properly accounted for, and clearly and accurately identified on the Company’s books and records. If you are asked to make an improper payment or account for a transaction in an incorrect manner, or become aware of any transaction that may involve an improper payment, report it promptly to the designated Compliance Officers. Keep in mind that payments include the offer, promise to pay or authorization of payment, as well as the actual payment or transfer, of anything of value on behalf of the Company to a government official or others. They also include payments to a Supplier who, in turn, is likely to transfer that payment to a government official or others. The Company has a comprehensive anti-corruption compliance program, which includes detailed policies and procedures regarding authorizations and recordkeeping for specific categories of transactions, including travel expenses, charitable contributions, gifts and entertainment, and other payments to governments and government officials. Before you incur any of these types of expenses, please be sure to check our anti-corruption compliance policies, as well as local approval procedures. FCX prohibits facilitating payments with extremely limited exceptions. Facilitating payments are payments made to help ensure that public officials perform nondiscretionary tasks they are supposed to perform as part of their normal job function (such as visa processing, providing utility service and issuing routine licenses or permits to which you are legally entitled). Any facilitating payment must be reviewed in advance by Company Compliance Officers and/or the Legal department. For additional information, please see our Anti-Corruption Policy and Anti-Corruption Guidelines on FM Web. INTEGRITY… We are honest, transparent and responsible.

WHAT WE DO:

- Contact our local Compliance Officers before promising, offering or providing anything of value, including employment offers, gifts, meals and/or entertainment, to a government official or an official's family member
- Seek and obtain necessary approvals in a timely manner
- Keep accurate and complete records so all payments are adequately detailed
- Conduct due diligence on all potential business partners

WHAT WE DON'T DO:

- Provide anything of value to a government official in an attempt to improperly influence a decision
- Make payments or offers through third parties we could not make ourselves
- Circumvent the Company's internal controls by seeking required approvals after a transaction has occurred

CORRUPTION RED FLAGS: THINGS TO WATCH FOR WHEN WORKING WITH THIRD PARTIES

Prior to entering a business venture, be on the alert if the proposed partner:

- Refuses to sign anti-corruption certifications and guarantees included in their contract
- Lacks the necessary financial means or qualifications to do the job
- Has been recommended by a government official
- Has a reputation for bypassing normal business channels, particularly in activities involving the government
- Requests approval of a significantly excessive operating budget or unusual expenditures
- Insists on financial terms that are unduly generous in light of their work

Issues that are identified early and approached thoughtfully often can be resolved without jeopardizing our business interests.



At FCX, our business relationships are based on our core value of Integrity—being honest, transparent and responsible.

Freeport-McMoRan | Principles of Business Conduct

39

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct Participating in Political Activities Playing an active role in the political process is an important right and responsibility we all share as citizens of a democracy. FCX encourages employees to register, vote and stay informed on political matters important to the success of our business and our communities. If you participate in political activities, you must use your own time and resources and make it clear that your actions and political views are your own and not the Company’s. For example, you cannot engage in personal political activities during paid working hours, use Company resources (such as email, phones and meeting rooms) or place political signs in the workplace. The Company recognizes that public policy decisions can greatly impact our operations and future business opportunities. Through lobbying activities, we share information and views on issues of public concern that have an important impact on FCX. Lobbying is aimed at influencing public policy decisions by providing information to elected or appointed officials and their staff, and is strictly regulated by host governments. Only authorized employees may contact government officials and staff, or otherwise direct lobbying activities. FCX does not contribute Company funds directly to candidates for public office, political parties or committees organized to fund candidates. The Company does make contributions to nonpartisan voter registration, education and turnout programs. COMMITMENT… We engage in opportunities— including political activities—to maximize the benefits our operations deliver. WHAT WE DO: n Make it clear that our political views and actions are our own and not those of the Company n Obtain approval from our local Government Relations department before engaging in political activity or lobbying on behalf of the Company WHAT WE DON’T DO: n Use Company resources to support or endorse candidates or initiatives n Place political signs or similar communications on Company property 40

Freeport-McMoRan | Principles of Business ConductFreeport-McMoRan | Principles of Business Conduct 41 HOW WE UPHOLD THE PBC Investigations FCX takes reports of alleged PBC violations seriously, no matter how the report is received. We strive to review and resolve each issue quickly, thoroughly and as confidentially as possible. We do this at a local level unless we believe the situation requires otherwise. Human Resources matters may be referred to the local Human Resources representative, accounting issues to the local controller and safety issues to the local safety manager. Depending on the situation, investigations may be conducted by the Compliance department, the Legal department or outside counsel. Cooperating with an Investigation Process You may be asked to participate in an investigation of an incident that has been reported by a fellow employee or Supplier. Participating in an investigation does not mean that you are in trouble or that anyone has reported a concern about you directly. It just may mean that you were a witness to an event or may, because of your position, have information required to investigate a reported concern. If you are involved in an investigation, you are expected to cooperate fully, and be truthful, honest and forthright. Failure to do so may result in disciplinary action up to and including termination of employment. Disciplinary Actions FCX is committed to doing what is right, and as an employee, you are responsible for upholding this commitment. This means complying with the PBC, the policies that apply to your job, other Company policies, and laws, as well as reporting possible violations. Failure to do so could result in disciplinary action up to and including termination of employment. Reporting a violation of our PBC, Company policy or the law does not absolve you from accountability for personal involvement in any wrongdoing or work performance. It may, however, be considered as a factor in your favor when reviewing possible disciplinary action. Waivers FCX does not expect to grant any waivers to these Principles of Business Conduct. However, waivers of any provisions for employees, executive officers or members of the Board of Directors may be made only by the Board of Directors or an authorized committee of the Board of Directors. Any such waivers will be disclosed promptly as required by applicable law. All other waivers must be approved by FCX General Counsel. Anyone making a report in good faith or participating in investigations involving the PBC will not be subject to retaliation of any kind.

Freeport-McMoRan | Principles of Business Conduct THE IMPORTANCE OF SPEAKING UP Each of us has a responsibility to report suspected violations of the PBC, our policies, procedures or the law to the appropriate personnel as quickly as possible. This ensures that any issues are addressed and resolved in a timely manner. We have an open-door culture; we all should feel free to openly discuss any questions or concerns about the way we conduct business. This open communication is vital to our growth as employees, a team and a company. Reporting Possible Violations and Getting Help If you ever suspect that a policy has been violated, have a question about a policy or practice, or have a suggestion on how to improve things, we encourage you to discuss it with your supervisor or local Human Resources representative first. They usually are the best individuals to address issues quickly and efficiently. If you are not comfortable going to your supervisor or local representatives, you have other options. When we speak up, we find strength in our values. Speak up immediately if something doesn’t feel right or violates, or possibly could violate, the PBC or the law. No Tolerance for Retaliation FCX will not tolerate retaliation against any employee for raising a question or concern about the Company’s business practices in good faith, or for using the FCX Compliance Line or cooperating in the investigation of such a concern. Reports made that are knowingly false are prohibited by this Policy. Any employee who the Company determines has engaged in retaliatory conduct or knowingly filed a false report may be subject to disciplinary action up to and including termination of employment. If you believe you have experienced any retaliation because you raised a question or a concern or participated in an investigation, you should report that concern immediately using one of the methods described on page 43. FCX Compliance Line The FCX Compliance Line is available 24 hours a day, seven days a week. You can remain anonymous if you wish, as permitted by applicable law. Calls are taken by an outside company, and there is no way to track the call or to determine where it originated. Although you can remain anonymous, if we do not receive enough information, we may not be able to properly investigate your concern. WHEN YOU CONTACT THE FCX COMPLIANCE LINE n You will be connected with a representative who speaks your primary language. n The representative will make note of all your information and repeat it back to you for clarification. n You will receive a report number and personal identification number with an estimated time to call back for updates. n The more information you can provide, the better. If we do not receive enough information (names, dates, details, etc.), we may not be able to properly investigate your concern. n Be sure to check back regularly to see if additional information is needed. n You will be notified once a thorough investigation has been completed and the appropriate action taken. 42

FCX Compliance Line

Country	Number
Australia	1-800-239-835
Chile	55-281-8326
Finland	0-800-91-7358
Indonesia	001-803-10-02-1382
Netherlands	0800-023-1027
Peru	0800-77-150
Spain	900-97-1097
United Kingdom	0-800-051-9072 / 0-808-234-1567
United States	800-295-6783
Other locations	AT&T Direct® Access

AT&T Direct® Access Dialing

1. Dial the AT&T Direct® Access Code for your country/location - http://www.business.att.com/bt/access.jsp
2. At the prompt dial **800-295-6783**
3. The call will be answered in the language selected

   Please hold on the line, as it may take a few minutes to obtain an interpreter

Resources

For questions about the PBC, to discuss issues or to report a concern:

- Talk with your supervisor
- Talk with your local or corporate Human Resources representative
- Talk with your local or corporate Legal department
- Call or visit your local or corporate Compliance Officer
- Contact the Compliance department:
  - Email compliance@fmi.com
- Contact one of our Chief Compliance Officers:
  - Call +1-602-366-7550
  - Email Compliance_Officer@fmi.com
- Contact the FCX Compliance Line:
  - Phone by location; anonymous reporting is allowed, except for Spain[1]
  - https://fcxcompliance.alertline.com
- Send information by mail to:

  Freeport-McMoRan Compliance Department
  Attn: Chief Compliance Officer
  333 N. Central Avenue
  Phoenix, Arizona 85004

[1]Spain's Data Protection Act (Organic Law 15/1999 on the Protection of Personal Data) prohibits anonymous reporting.

Freeport-McMoRan | Principles of Business Conduct 43